EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-182935 and 333-37878) and Form S-3 (Registration Nos. 333-114483 and 333- 175054) of TOR Minerals International, Inc. and Subsidiaries of our report dated March 7, 2016, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP
Houston, Texas
March  7, 2016